    As Filed with the Securities and Exchange Commission on September 5, 1997

                                                  Registration No. 33- _________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                -----------------

                               LIFE RE CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     01-0437851
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                -----------------

                               969 High Ridge Road
                           Stamford, Connecticut 06905
                                 (203) 321-3000
           (Address of principal executive office, including zip code)

                                -----------------

                                W. WELDON WILSON
                  Vice President, General Counsel and Secretary
                               Life Re Corporation
                               969 High Ridge Road
                               Stamford, CT 06905
                                 (203) 321-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________________

                               -------------------

                                                   CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                           Proposed maximum             Proposed maximum
    Title of Shares to              Amount to be            offering price             aggregate offering               Amount of
       be Registered                 registered              per Share(1)                   price(1)                registration fee
- -----------------------------------------------------------------------------------------------------------------------------------
       Common Stock,                   67,000                   $51.00                    $3,417,000.00                 $1,035.46
      $.001 par value                  shares
===================================================================================================================================

(1) Estimated SOLELY FOR the purpose of calculating the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(c) and is based upon the average of the high and low prices per share of the Registrant's Common Stock as reported by the New York Stock Exchange on August 29, 1997.
                               -------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997
                               LIFE RE CORPORATION



                          67,000 Shares of Common Stock


                  This Prospectus relates to the offer and sale of up to an aggregate of 67,000 shares (the "Shares") of Common Stock, $.001 par value ("Common Stock"), of Life Re Corporation, a Delaware corporation ("Life Re" or the "Company"), by the persons named in this Prospectus under the caption "Selling Stockholders".

                  Any and all of the Shares may be offered for sale from time to time by the Selling Stockholders in brokerage transactions on the New York Stock Exchange or in the over-the-counter market at prevailing market prices. The Company will not receive any proceeds from the sale of the Shares. However, the Selling Stockholders are required to apply a portion of such proceeds to the repayment of their outstanding loan obligations to the Company. See "Plan of Distribution". The Company has agreed to bear all costs, expenses and fees incurred in connection with the registration of the Shares, and the Selling Stockholders will bear all selling and other expenses, including brokerage commissions incurred in connection with any sale of the Shares. See "Plan of Distribution."

                  The Common Stock is traded on the New York Stock Exchange under the symbol LRE. On September 2, 1997, the last sale price per share of the Common Stock, as reported on the New York Stock Exchange Composite Transaction Tape, was $51.9375.

                  THE OFFERING INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "CERTAIN INVESTMENT CONSIDERATIONS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                 NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is September 5, 1997.

                              AVAILABLE INFORMATION

                  Life Re is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Copies of reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Citicorp Center, Chicago, Illinois 60661-2551. Copies of such material also can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically be means of the SEC's home page on the Internet (http://www.sec.gov). The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol LRE. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                  The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For additional information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement, including exhibits and financial statements filed therewith or incorporated by reference therein. Such information may be inspected, and copies thereof may be obtained, at the places and in the manner set forth above. Statements contained in this Prospectus as to the contents of any contract or document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the SEC, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed with the SEC are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

                  (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

                  (c) The Company's Current Report on Form 8-K filed with the SEC on June 10, 1997; and

                  (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC on August 13, 1992.

                  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                  Any statement contained in a document or other information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such request should be addressed to: Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, Attention: W. Weldon Wilson, Esq., Legal Department, telephone number: (203) 321-3000.

                                   THE COMPANY

                  The Company, through its principal wholly-owned subsidiary, Life Reassurance Corporation of America ("Life Reassurance") provides reinsurance for life and health risks in the United States. The Company's major lines of business include ordinary life reinsurance, group life reinsurance, group accident and health and special risk reinsurance, Administrative Reinsurance(sm) and automobile credit reinsurance.

                  The Company's reinsurance agreements cover a portfolio of ordinary life insurance products, including term, universal and whole life, as well as group life, group health and special risk insurance. The Company writes reinsurance predominantly on a direct basis under automatic treaties with primary life insurance companies. In addition, the Company acquires blocks of in force insurance business through coinsurance and other reinsurance vehicles. Net policy revenues in 1996 were $451.0 million, of which 64% was attributable to ordinary life reinsurance and 36% was attributable to group life, group health and special risk reinsurance. As of June 30, 1997, the Company had total assets of $2,618.0 million and total invested assets of $1,914.3 million and had total stockholders' equity of $307.4 million. Life Reassurance as of that date had statutory capital and surplus of $240.8 million, and as of December 31, 1996, TexasRe Life Insurance Company ("TexasRe"), Life Reassurance and Reassure America Life Insurance Company ("REALIC") had life reinsurance and insurance in force of approximately $116.0 billion. TexasRe, Life Reassurance, and REALIC may sometimes be referred to herein as the "Subsidiaries."

                  The Company believes, based on 1996 insurance in force as reported in the most recently completed survey conducted on behalf of the Reinsurance Section of the Society of Actuaries ("SOA Reinsurance Survey"), that Life Reassurance is the largest independent publicly traded reinsurer that specializes in life reinsurance in the United States. According to the SOA Reinsurance Survey, as measured by total reinsurance in force at December 31, 1996, Life Reassurance ranked fifth out of 27 companies surveyed in the United States ordinary life reinsurance market and second out of 19 companies surveyed in the United States group life reinsurance market. Although the SOA Reinsurance Survey does not survey all United States reinsurance companies, the Company believes that most of its principal competitors are included in the survey.

                  The Company was founded in 1988 by Rodney A. Hawes, Jr., Douglas M. Schair and Jacques E. Dubois, each of whom has over 25 years of insurance industry experience, for the purpose of acquiring Life Reassurance from General Reinsurance Corporation. The Company serves as a holding company for all of the common stock of TexasRe, which in turn owns all of the common stock of Life Reassurance. In July 1995, Life Reassurance acquired all of the common stock of John Deere Life Insurance Company (now known as REALIC).

                  Life Reassurance has been rated "A+" (Superior) by A.M. Best Company, Inc. ("A.M. Best") since 1981. This rating was most recently affirmed in April 1997. A.M. Best ratings are based upon an insurance company's financial strength regarding its ability to pay obligations to policyholders and are not directed toward the protection of investors.

                  Life Re was incorporated in Delaware in 1988. It maintains its principal executive offices at 969 High Ridge Road, Stamford, Connecticut 06905. Its telephone number is (203) 321-3000.

                        CERTAIN INVESTMENT CONSIDERATIONS

                  In addition to the other information contained in this Prospectus, the following factors should be considered by prospective investors when evaluating an investment in the Common Stock.

                  REGULATION. The Subsidiaries are regulated by state insurance regulators in Texas, Illinois and Connecticut, as well as in other jurisdictions in which they are licensed to do business. Insurance laws and regulations, among other things, limit the amount of dividends, tax distributions and other payments the Subsidiaries can make without prior regulatory approval, and impose restrictions on the amount and type of investments the Subsidiaries may hold. Life Re also is regulated in Texas, Illinois and Connecticut as an insurance holding company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Also, the primary sources of funds for the Company to make payments of principal, interest and dividends are payments or dividends from its Subsidiaries. As stated above, the ability of the Subsidiaries to pay dividends or make distributions is regulated by the Texas, Illinois and Connecticut insurance laws and regulations. The Insurance Commissioner of Texas, Illinois and Connecticut may bring an action to enjoin or rescind the payment of a dividend or distribution that would cause statutory surplus to be unreasonable or inadequate under certain prescribed standards which could, in turn, adversely affect the Company's ability to make payments of principal, interest and dividends. The Subsidiaries are also subject to recommendations made by The National Association of Insurance Commissioners (the "NAIC"). Although the federal government generally does not directly regulate the insurance or reinsurance industries, federal legislation, financial services regulation and federal taxation can significantly affect the insurance business. In recent years, increased scrutiny has been placed upon the insurance regulatory framework and legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. The Company's ability to pay dividends is also subject to certain covenants contained in its credit facilities with various financial institutions.

                  It is not possible to predict the future impact of any NAIC recommendations or changing state and federal regulation on the operations of the Subsidiaries or Life Re, and there can be no assurance that existing insurance related laws and regulations will not become more restrictive in the future or that laws and regulations enacted in the future will not be more restrictive.

                  IMPORTANCE OF MANAGEMENT AND KEY EMPLOYEES. Life Re depends, and will continue to depend, on the services of members of its senior management, including Rodney A. Hawes, Jr., Chairman of the Board of Directors and Chief Executive Officer, Douglas M. Schair, Vice Chairman of the Board of Directors and Chief Investment Officer, Jacques E. Dubois, President and Chief Operating Officer, and certain other senior executive officers of Life Re, Life Reassurance and REALIC. The ability of Life Re to underwrite profitable reinsurance business is dependent on its ability to maintain a staff of qualified underwriters and service personnel.

                  IMPORTANCE OF RATING AGENCIES. Life Reassurance has been rated "A+" (Superior) and REALIC has been rated "A" (Excellent) by A.M. Best, whose ratings are based on an analysis of the financial condition and operating performance of an insurance company. In April 1997, A.M. Best reaffirmed Life Reassurance's "A+" rating and REALIC's "A" rating.

                  Ratings by A.M. Best are an independent opinion as to a company's financial strength and ability to meet its obligations to policyholders, and are not intended to address the merits of, or the risks inherent in, an investment in the Common Stock. Ratings have become increasingly important in establishing the competitive position of an insurer or a reinsurer. While the Company intends to continue to operate the businesses of the Subsidiaries so as to maintain their current rating, no assurances can be given that in the future A.M. Best will not reduce such ratings due to factors, including material losses, that are beyond the Company's control. The Company believes that a reduction by A.M. Best of its rating of Life Reassurance below "A+" could have a material adverse effect on the Company's business.

                  COMPETITION; INDUSTRY CONDITIONS. Life Re operates in a highly competitive environment. Reinsurers compete based upon many factors, including financial strength, A.M. Best rating, pricing and other terms and conditions of reinsurance agreements, reputation, service and experience in the lines of business underwritten. Life Re believes that there are over 30 companies with significant competitive positions within the ordinary life, group life, group accident and health and special risk reinsurance markets within the United States. Life Re believes that within this market it is among the five largest of those companies, based on reinsurance in force. However, there can be no assurance that Life Re's competitive position will not be adversely affected by the entrance into the reinsurance marketplace of new competitors, which competitors may have considerably greater financial and marketing resources than the Company.

                  FORWARD LOOKING INFORMATION. The statements included or incorporated in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions which may impact the need and/or financial ability to obtain reinsurance, insurance or retrocessional reinsurance; changes in laws and government regulations applicable to the Company; the ability of the Company to successfully implement its operating strategies; material fluctuations in interest rate levels; material changes in morbidity and mortality experience; material changes in the level of operating expenses; and the success or failure of certain of the Company's clients in premium writing, and other risks and uncertainties described in this Prospectus and in the Company's other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                              SELLING STOCKHOLDERS

                  The following table sets forth as of September 2, 1997 (except where indicated), and upon completion of this offering, information with regard to the beneficial ownership of the Company's Common Stock by the Selling Stockholders. Such Selling Stockholders may not have a present intention of selling Common Stock and each Selling Stockholder may offer less than the amount of Shares indicated:

                              Shares Beneficially Owned            Shares           Shares Beneficially Owned
                                 Prior to Offering(1)               to be                After Offering
Name and Address              Number          Percentage         Offered(1)(2)       Number        Percentage
- ----------------              ------          ----------         -------------       ------        ----------

Samuel V. Filoromo, Jr.       131,550            1.0                 60,000          71,550            *
Officer and Director
133 Indian Cave Road
Ridgefield, CT

Theresa L. Rudolph             39,745            *                    7,000          32,745            *
Officer
15 Craig Court
Stamford, CT

*          Indicates amount is less than 1%.

(1) Includes shares of Common Stock subject to options, which options are currently exercisable or become exercisable on November 1, 1997.
(2) The persons listed as Selling Stockholders may not have a present intention of selling the Shares and each Selling Stockholder may offer less than the amount of Shares indicated.

                      PLAN OF DISTRIBUTION; USE OF PROCEEDS

                  Any or all of the Shares may be offered and sold to purchasers directly by or on behalf of the Selling Stockholders from time to time in brokers transactions (as such term is defined under Rule 144(g) prescribed by the SEC pursuant to the Securities Act), on the New York Stock Exchange or in the over-the-counter market, at prices obtainable at the time of sale. Brokers will receive customary commissions for executing such sales from the Selling Stockholders. Other than as described below, the Company will not receive any of the proceeds from the sale of the Shares.

                  In order to comply with the securities laws of certain states, sales of the Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Shares must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations.

                  The Shares offered by the Selling Stockholders were issued pursuant to certain agreements between the Company and such Selling Stockholders. Such agreements obligate each of the Selling Stockholders to remit proceeds received from the sale of their respective Shares to Life Re in repayment of loans made by Life Re to each of such Selling Stockholders to finance the Selling Stockholders' purchase of their respective Shares. In that connection, as of June 30, 1997, Mr. Filoromo and Ms. Rudolph had outstanding balances on their loans in the amounts of $449,415.41 and $52,655.42, respectively. Other than proceeds used by the Selling Stockholders to repay such loans, the Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders hereunder.

                                     EXPERTS

Independent Auditors

                  The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1997 and March 31, 1996 and the six-month periods ended June 30, 1997 and June 30, 1996, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meanings of Sections 7 and 11 of the Securities Act.


                                  LEGAL MATTERS

                  The validity of the Shares will be passed upon for the Company by W. Weldon Wilson, Esq., General Counsel of the Company.

                               LIFE RE CORPORATION
                                   PROSPECTUS
                                SEPTEMBER 5, 1997


                  No dealer, salesman or other person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by Life Re or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Life Re since the date hereof.



                                TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION..........................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3

THE COMPANY....................................................................4

CERTAIN INVESTMENT CONSIDERATIONS..............................................6

SELLING STOCKHOLDERS...........................................................9

PLAN OF DISTRIBUTION; USE OF PROCEEDS.........................................10

EXPERTS.......................................................................11

LEGAL MATTERS.................................................................11

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                     The following table sets forth the various expenses payable by the Company in connection with the registration of the Common Stock. All of the amounts shown are estimates except the registration fee.

Registration fee......................................................$ 1,035.46

Legal fees and expenses ................................................5,000.00

Accounting fees and expenses...........................................10,000.00

Miscellaneous...........................................................2,500.00



                                                  TOTAL               $18,535.46
                                                                      ==========



Item 15. Indemnification of Directors and Officers.

         Life Re Corporation is a Delaware corporation. Reference is made to
Section 145 of the Delaware General Corporation Law ("DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 provides further that a Delaware corporation may indemnify officers, directors, employees, or agents of the corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him or her against the expenses that such person actually and reasonably incurred. Article Ten of the Company's Certificate of Incorporation permits the Company to indemnify its directors to the full extent permitted by law and provides that directors shall not be liable for monetary damages to the Company or its stockholders for breach of fiduciary duty, except to the extent not permitted under the DGCL. Article IV of the By-Laws of the Company provides for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he or she is a director or officer of the Company, so long as such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company. Such indemnity shall be to the fullest extent permitted under the laws of the State of Delaware.

           In addition, the Company has entered into certain employment and severance agreements with certain members of its senior management which include provisions for the indemnification by the Company of each of them to the full extent permitted by the DGCL. In that connection, the Company also agreed to maintain director and officer liability insurance policies (the "Insurance") covering such management employees. Such Insurance also covers those directors of the Company who are not also employees of the Company.

Item 16.  Exhibits.

          Exhibit No.                        Description
          -----------                        -----------

              5                    Opinion of counsel as to legality
                                   of securities being registered

              23.1                 Acknowledgment Letter of Ernst &
                                   Young LLP

              23.2                 Consent of Ernst & Young LLP

              23.3                 Consent of counsel.  (The Consent
                                   of counsel will be included in
                                   Exhibit 5.)

Item 17.  Undertakings.

                     (a)  The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                      iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     provided, however, that paragraphs a(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities

Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on September 5, 1997.

                                        LIFE RE CORPORATION



                                        By: /s/ Rodney A. Hawes, Jr.
                                            ------------------------
                                            Rodney A. Hawes, Jr.
                                            Chairman of the Board and
                                            Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                        TITLE                                                 DATE

                                                 Chairman of the Board, Chief
 /s/ Rodney A. Hawes, Jr.                        Executive Officer, Office of                          September 5, 1997
- -------------------------                        the Chairman and Director
      Rodney A. Hawes, Jr.


                                                 Vice Chairman of the Board,
 /s/ Douglas M. Schair                           Chief Investment Officer,                             September 5, 1997
- -------------------------                        Office of the Chairman and
      Douglas M. Schair                          Director



                                                 President, Chief Operating
 /s/ Jacques E. Dubois                           Officer, Office of the                                September 5, 1997
- -------------------------                        Chairman and Director
      Jacques E. Dubois


 /s/ Chris C. Stroup                             Executive Vice President,                             September 5, 1997
- -------------------------                        Chief Financial Officer,
      Chris C. Stroup                            (principal accounting officer
                                                 and principal financial
                                                 officer) and Director



 /s/ Samuel V. Filoromo                          Vice President - Operations                           September 5, 1997
- -------------------------                        and Director
      Samuel V. Filoromo


 /s/ Carolyn K. McCandless                       Director                                               August 18, 1997
- ---------------------------------
       Carolyn K. McCandless


 /s/ K. Fred Skousen                             Director                                               August 18, 1997
- ---------------------------------
       K. Fred Skousen


 /s/ T. Bowring Woodbury, II                     Director                                               August 15, 1997
- ---------------------------------
       T. Bowring Woodbury, II

                               LIFE RE CORPORATION

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

Exhibit No.                               Description
- -----------                               -----------

5                                         Opinion of counsel as to
                                          legality of securities being
                                          registered

23.1                                      Acknowledgment Letter of
                                          Ernst & Young LLP

23.2                                      Consent of Ernst & Young LLP

23.3                                      Consent of counsel.  (The
                                          Consent of counsel will be
                                          included in Exhibit 5.)